Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

United Delivers Record 17% Revenue Growth in Q3, and Expects Record Q4 Revenue Growth, Underpinned by Accelerating Customer Investments

Q3 diluted earnings per share were $3.14; Q3 adjusted diluted earnings per share1 were $2.54, within guidance despite a 62% increase in fuel expense

Q3 total operating revenue of $17.9 billion rose 17% year-over-year and set an all-time record; Q3 total revenue per available seat mile up 16% year-over-year, representing best quarterly unit revenue growth since the pandemic

United expects Q4 total operating revenue growth to accelerate versus Q3 and set another record with an over 20% year-over-year increase

Starlink Wi-Fi emerges as a meaningful differentiator, installed on more than 640 aircraft. Starlink is now available on about half of all United flights, including regional flights. Availability is expected to reach 61% by the end of 2026, 87% by June 1, and available fleet-wide by the end of 2027

United's newest aircraft, the Airbus A321XLR, named "Born to Explore," debuted with domestic service in September

United's operational momentum continued, posting the lowest seat cancellation rate among the three largest U.S. airlines during the quarter. United carried a record 49.5 million customers during Q3, recording six of its 10 highest-volume travel days for the year so far

CHICAGO, October 20, 2026 – United Airlines (UAL) today reported pre-tax earnings of $1.3 billion, with a pre-tax margin of 7.3%. Adjusted pre-tax earnings1 were $1.1 billion, with an adjusted pre-tax margin1 of 6.2%. Fuel expense was up $1.8 billion compared to third-quarter 2025 as jet fuel prices remained volatile.
"Our employees met the challenge of our ever-changing environment and our results prove the resilience of focusing on building a brand-loyal airline for customers," said United CEO Scott Kirby.
United continued to see broad-based strength across all revenue streams: compared to the third quarter of 2025, Premium revenue was up 17%, revenue from Basic Economy was up 16%, loyalty revenue was up 17% and cargo revenue was up 23%. Contracted business revenue was up 26% during the quarter compared to the third quarter of 2025, showing strong and resilient close-in demand across all industries. Economy cabin revenue grew for the third consecutive quarter, with unit revenue up 17% year-over-year.
United now offers Starlink on more than 640 aircraft, equipping approximately three more aircraft per day. United offers more daily Starlink flights now than the entire U.S. industry, further increasing United's
1 For additional information about the non-GAAP financial measures used in this press release, see "Non-GAAP Financial Information" below.

United Airlines Reports Third-Quarter 2026 Results
competitive advantage. In September, more than 5.4 million United customers experienced Starlink. United expects it to be available fleet-wide by the end of 2027.
"We are winning new long-term, brand-loyal United customers because they are trying us for Starlink but staying with us for the industry-leading app, great service, on-board product and technology," Kirby said. "These advantages will persist long after the fast, low-Earth orbit Wi-Fi we are offering today becomes the industry standard. By then, United will be leading on the next innovation as we seek to sustain our lead with customers."
On September 17 United announced that travelers can now watch live professional and college football on their Starlink-enabled seatback screens, including live broadcasts from all networks that carry NFL games. Starlink is free for MileagePlus® members in every class of service.
Ongoing customer investments include the new concourse in Terminal B at Houston's George Bush Intercontinental Airport. The United ClubSM in the new, three-level concourse is the largest airline club in the Americas, with seating for 800 people and an outdoor terrace. During the quarter United also unveiled modernization plans for Washington Dulles International Airport together with the Metropolitan Washington Airports Authority and the U.S. Department of Transportation, with new and expanded airport facilities expected to support more flights.
For the third quarter of 2026, United achieved its highest third-quarter customer satisfaction rate as measured by net promoter score since 2022. Customer service scores on Starlink-equipped planes were nearly double those with other Wi-Fi service, and United achieved with the best scores in company history in a third quarter for inflight entertainment and Wi-Fi experience.
On October 16, United expanded its revolving credit facility, with available liquidity rising from $3 billion previously to $5 billion under the new facility. The favorable terms in this expanded revolving credit facility demonstrate United's continued focus on strengthening its balance sheet and achieving an investment-grade credit rating.

United Airlines Reports Third-Quarter 2026 Results
Third-Quarter Financial Results
•Capacity up 1.3% compared to third-quarter 2025.
•Total operating revenue of $17.9 billion, up 17.4% compared to third-quarter 2025.
•TRASM up 15.9% compared to third-quarter 2025.
•CASM up 17.3%, and CASM-ex1 up 7.8%, compared to third-quarter 2025.
•Pre-tax earnings of $1.3 billion, with a pre-tax margin of 7.3%; adjusted pre-tax earnings1 of $1.1 billion, with an adjusted pre-tax margin1 of 6.2%.
•Net income of $1.0 billion; adjusted net income1 of $833 million.
•Diluted earnings per share of $3.14; adjusted diluted earnings per share1 of $2.54.
•Average fuel price per gallon of $3.90.
•Ending available liquidity2 of $17.7 billion.
•Total debt, finance lease obligations and other financial liabilities of $26.4 billion at quarter end.
•Trailing twelve months net leverage1 of 2.4x.

Key Highlights
•Announced the largest-ever international network expansion with service to 10 new destinations planned to start in summer 2027, including Catania, Italy; Ibiza, Spain; Ljubljana, Slovenia; Luxembourg; Marseille, France; Okinawa, Japan; Olbia, Italy; Terceira, Portugal; Toulouse, France; and Valencia, Spain. All new routes are subject to government approval.
•Operated the largest domestic schedule in company history, serving 241 airports across the U.S. and Canada, the most of any carrier in the quarter.
•In an agreement with DISH, launched live TV streaming on aircraft with Starlink-enabled seatback screens, unlocking professional and college football viewership in the air.
•Made aviation and sports broadcast history in collaboration with Disney Advertising, with an ESPN Football Fantasy Draft livestream from a flight, powered by Starlink.

Customer Experience
•In August, United introduced 10 new, exclusive meals in United Polaris® cabins in collaboration with Chef's Table.
•Over 87% of customers used digital check-in — with the increase driven by international customers — thanks to continued enhancements such as Japanese language translations within the app.
•Awarded by Tom's Guide for "Best of Travel" for the implementation of Starlink, which it called a "masterclass in passenger experience."

[2] Includes cash, cash equivalents, short-term investments and undrawn credit facilities.

United Airlines Reports Third-Quarter 2026 Results
•Expanded digital travel notifications in 11 more international markets, bringing real-time trip communications to customers in 33 total markets in their preferred channels and languages.
•Worked with Aperture Cellars to blend a wine at 35,000 feet, expected to be featured on select flights in United Polaris in 2028.
•Launched Flight Finder, giving customers whose travel was disrupted more control over rebooking options and a faster path to recovery.

Operations
•Averaged approximately 538,000 daily customers during the quarter, recording six of its 10 highest-volume travel days for the year so far. United carried a record 49.5 million revenue customers during the quarter.
•Ranked among the most reliable U.S. carriers this summer, with the lowest seat cancellation rate among the three largest U.S. airlines as measured by available seat miles.
•Posted the best July on-time departure rate among the seven largest U.S. carriers despite historic weather disruptions. July was United's busiest month ever, with 18.4 million customers carried.
•Completed a four-year expansion of the Denver Flight Training Center, adding 40 flight simulators for a total of 86, and enabling training for 860 pilots daily.
•Transported more than 352 million pounds of cargo during the quarter, for the largest third quarter in company history.

Network
•Announced additional summer 2027 service on four international routes: Los Angeles-Osaka, Washington Dulles-Milan, Denver-Paris, and San Francisco-Tel Aviv.
•Resumed service from Newark to Tel Aviv in early September.
•Launched nonstop service from Newark to Seoul and four new domestic routes from Newark: Bentonville, Arkansas; Charlottesville, Virginia; Knoxville, Tennessee; and Omaha, Nebraska.
•Expanded 787-9 Elevated service from San Francisco to Zurich and Seoul, joining Singapore and London routes that were introduced in the second quarter of 2026. These premium configured aircraft feature 99 total premium seats including 8 United Polaris Studio℠ suites and 56 United Polaris seats.

Employees, Communities and Investments
•Launched the "Wishes Snackbox" with Make-A-Wish, featuring original art and hand-selected snacks from Wish kids. United will donate $1 for each box sold, up to $250,000.
•Kicked off United's Season of Service, with 3,100 employees volunteering 9,000 hours at nonprofits worldwide and packing nearly 471,000 meals to commemorate the 25th anniversary of 9/11.

United Airlines Reports Third-Quarter 2026 Results

•Contributed more than 40 million donated MileagePlus miles, including 18 million for Airlink and World Central Kitchen, to support 20 global response and recovery efforts. With partners, transported more than 200 responders and 30,000 pounds of cargo, supported 43 NGOs, reached more than 722,000 people and saved the NGO community more than $410,000.
•United and its employees raised $1.3 million for Special Olympics through the annual Plane Pull competition.
•Invested in the future aviation workforce through United's inaugural Discovery Day, in collaboration with the Boys & Girls Clubs of Chicago, and annual Girls in Aviation Day. The two events connected 860 young people at 27 events across six hubs, 20 line stations and United headquarters with hands-on experiences in technology, customer experience and corporate functions.

United Airlines Reports Third-Quarter 2026 Results
Earnings Call
UAL will hold a conference call to discuss third-quarter 2026 financial results, as well as its financial and operational outlook for the fourth quarter 2026 and beyond, on Wednesday, October 21, 2026, at 9:30 a.m. CDT/10:30 a.m. EDT. A live, listen-only webcast of the conference call will be available at ir.united.com. The webcast will be available for replay within 24 hours of the conference call and then archived on the website.
Outlook
This press release should be read in conjunction with the company's Investor Update issued in connection with this quarterly earnings announcement, which provides additional information on the company's business outlook (including certain financial and operational guidance) and is furnished with this press release to the U.S. Securities and Exchange Commission on a Current Report on Form 8-K. The Investor Update is also available at ir.united.com. Management will also discuss certain business outlook items, including certain financial targets for the fourth quarter 2026 and beyond, during the quarterly earnings conference call.

The company's business outlook is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release. Please see the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

About United
At United, Good Leads The Way. With hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C., United operates the most comprehensive global route network among North American carriers, and is now the largest airline in the world. For more about how to join the United team, please visit www.united.com/careers and more information about the company is at www.united.com. United Airlines Holdings, Inc., the parent company of United Airlines, Inc., is traded on the Nasdaq under the symbol "UAL".

Website and Social Media Information
We routinely post important news and information regarding United on our corporate website, www.united.com, and our investor relations website, ir.united.com. We use our investor relations website as a primary channel for disclosing key information to our investors, including the timing of future investor conferences and earnings calls, press releases and other information about financial performance (including financial guidance), reports filed or furnished with the U.S. Securities and Exchange Commission, information on corporate governance and details related to our annual meeting of shareholders. We may use our investor relations website as a means of disclosing material, non-public information (including financial guidance) and for complying with our disclosure obligations under Regulation FD. We encourage investors, the media and others interested in the company to visit this website from time to time, as information is updated and new information is posted. We may also use social media channels to communicate with our investors and the public about our company and other matters, and those communications could be deemed to be material information. Our executive officers may also use certain social media channels, such as X and LinkedIn, to communicate information about earnings results and company updates, which may be of interest to our investors or could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements:
This press release and the related attachments and Investor Update (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to, among other things, goals, plans and projections regarding the company's financial position, results of operations, capital allocation and investments, market position, airline capacity, fleet plan strategy, fares, announced routes (which may be subject to government approval), booking trends, product development, corporate citizenship-related strategy initiatives and business strategy. Such forward-looking statements are based on historical performance and current expectations, estimates, forecasts and projections about the company's future financial results, goals, plans, commitments, strategies and objectives and involve inherent risks, assumptions and uncertainties, known or unknown, including internal or external factors that could delay, divert or change any of them, that are difficult to predict, may be beyond the company's control and could cause the company's future financial results, goals, plans, commitments, strategies and objectives to differ materially from those expressed in, or implied by, the statements. Words such as "should," "could," "would," "will," "may," "expects," "plans," "intends," "anticipates," "indicates," "remains," "believes," "estimates," "projects," "forecast," "guidance," "outlook," "goals," "targets," "pledge," "confident," "optimistic," "dedicated," "positioned," "on track", "path" and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking

United Airlines Reports Third-Quarter 2026 Results
statements contain such terms. All statements, other than those that relate solely to historical facts, are forward-looking statements.

Additionally, forward-looking statements include conditional statements and statements that identify uncertainties or trends, discuss the possible future effects of known trends or uncertainties, or that indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law or regulation.

Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: execution risks associated with our strategic operating plan; changes in our fleet and network strategy or other factors outside our control resulting in less economic aircraft orders, costs related to modification or termination of aircraft orders or entry into aircraft orders on less favorable terms, as well as any inability to accept or integrate new aircraft into our fleet as planned, including as a result of any mandatory groundings of aircraft; any failure to effectively manage, and receive anticipated benefits and returns from, acquisitions, divestitures, investments, joint ventures and other portfolio actions, or related exposures to unknown liabilities or other issues or underperformance as compared to our expectations; adverse publicity, increased regulatory scrutiny, harm to our brand, reduced travel demand, potential tort liability and operational restrictions as a result of an accident, catastrophe or incident involving us, our regional carriers, our codeshare partners or another airline; the highly competitive nature of the global airline industry and susceptibility of the industry to price discounting and changes in capacity, including as a result of alliances, joint business arrangements or other consolidations; unfavorable developments affecting our MileagePlus loyalty program our reliance on a limited number of suppliers to source a majority of our aircraft, engines and certain parts, and the impact of any failure to obtain timely deliveries, additional equipment or support from any of these suppliers; unfavorable economic and political conditions in the United States and globally; reliance on third-party service providers and the impact of any significant failure of these parties to perform as expected, or interruptions in our relationships with these providers or their provision of services; extended interruptions or disruptions in service at major airports where we operate and space, facility and infrastructure constraints at our hubs or other airports (including as a result of government shutdowns); geopolitical conflict, terrorist attacks or security events (including the suspension of our overflying in Russian airspace as a result of the Russia-Ukraine military conflict and interruptions of our flying as a result of the military conflicts across the globe, as well as any escalation of the broader economic consequences of any conflicts beyond their current scope or a delay in any planned resumption of service to area impacted by conflict); any damage to our reputation or brand image; disruptions to our regional network and United Express flights provided by third-party regional carriers; our reliance on technology and automated systems to operate our business and the impact of any significant failure or disruption of, or failure to effectively integrate and implement, these technologies or systems; increasing privacy, data security and cybersecurity obligations or a significant data breach; increased use of social media platforms by us, our employees and others; the impacts of union disputes, employee strikes or slowdowns, and other labor-related disruptions as well as increased employee and retiree health, pension, labor or regulatory compliance costs on our operations or financial performance; any failure to recruit, hire, develop or retain skilled personnel, including our senior management team or other key employees; the monetary and operational costs of compliance with extensive government regulation of the airline industry; current or future litigation and regulatory actions, or failure to comply with the terms of any settlement, order or agreement relating to these actions; costs, liabilities and risks associated with environmental regulation and climate change; high and/or volatile fuel prices or significant disruptions in the supply of aircraft fuel, including as a result of the geopolitical conflicts in the Middle East and in other regions; the impacts of our significant amount of financial leverage from fixed obligations and the impacts of insufficient liquidity on our financial condition and business; failure to comply with financial and other covenants governing our debt; limitations on our ability to use our net operating loss carryforwards and certain other tax attributes to offset future taxable income for U.S. federal income tax purposes; our failure to realize the full value of our intangible assets or our long-lived assets, causing us to record impairments; fluctuations in the price of our common stock; the impacts of seasonality, and other factors associated with the airline industry; increases in insurance costs or inadequate insurance coverage; risks relating to our repurchase program for shares of United Airlines Holdings, Inc.'s common stock and certain warrants; and other risks and uncertainties set forth in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2025 and in Part I, Item 2. “Management's Discussion and Analysis of Financial Condition and Results of Operations” of our Quarterly Report on Form 10-Q for the period ended June 30, 2026, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

Non-GAAP Financial Information:
In discussing financial results and guidance, the company refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and

United Airlines Reports Third-Quarter 2026 Results
investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons among current, past and future periods. Non-GAAP financial measures typically have exclusions or adjustments that include one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of past or future operating results. These items are excluded because the company believes they neither relate to the ordinary course of the company's business nor reflect the company's underlying business performance.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The company does not provide a reconciliation of forward-looking measures where the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and is unable to reasonably predict certain items contained in the GAAP measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the company's control or cannot be reasonably predicted. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Please refer to the tables accompanying this release for a description of the non-GAAP adjustments and reconciliations of the historical non-GAAP financial measures used to the most comparable GAAP financial measure and related disclosures.

-tables attached-

United Airlines Reports Third-Quarter 2026 Results
UNITED AIRLINES HOLDINGS, INC.
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended September 30,		% Increase/ (Decrease)	Nine Months Ended September 30,		% Increase/ (Decrease)
(In millions, except for percentage changes and per share data)	2026	2025		2026	2025
Operating revenue:
Passenger revenue	$16,241	$13,815	17.6	$45,507	$39,512	15.2
Cargo revenue	529	431	22.9	1,478	1,290	14.7
Other operating revenue	1,106	979	12.9	3,170	2,872	10.4
Total operating revenue	17,875	15,225	17.4	50,156	43,673	14.8

Operating expense:
Salaries and related costs	4,961	4,555	8.9	14,209	13,123	8.3
Aircraft fuel	4,843	2,997	61.6	12,993	8,473	53.3
Landing fees and other rent	1,046	1,002	4.4	3,050	2,836	7.6
Aircraft maintenance materials and outside repairs	806	779	3.5	2,565	2,374	8.0
Depreciation and amortization	777	730	6.4	2,295	2,191	4.8
Regional capacity purchase	725	686	5.7	2,160	2,012	7.3
Distribution expenses	632	555	13.9	1,799	1,538	16.9
Aircraft rent	116	54	NM	311	172	80.4
Special charges (credits)	(215)	(73)	NM	(749)	266	NM
Other operating expenses	2,739	2,546	7.6	7,984	7,359	8.5
Total operating expense	16,429	13,830	18.8	46,617	40,345	15.5

Operating income	1,446	1,395	3.6	3,539	3,328	6.4

Nonoperating income (expense):
Interest expense	(359)	(331)	8.3	(1,029)	(1,048)	(1.9)
Interest income	157	142	10.1	440	473	(6.9)
Interest capitalized	56	53	5.1	169	152	11.7
Unrealized gains (losses) on investments, net	(13)	(13)	NM	13	(8)	NM
Miscellaneous, net	24	9	NM	74	86	(12.9)
Total nonoperating expense, net	(135)	(141)	(4.1)	(331)	(346)	(4.4)

Income before income taxes	1,311	1,255	4.5	3,208	2,981	7.6

Income tax expense	282	306	(7.8)	675	672	0.5
Net income	$1,029	$949	8.5	$2,533	$2,309	9.7

Earnings per share, diluted	$3.14	$2.90	8.3	$7.74	$7.02	10.3
Diluted weighted-average shares outstanding	327.4	326.9	0.2	326.9	329.0	(0.6)
NM-Greater than 100% change or otherwise not meaningful.
 `

United Airlines Reports Third-Quarter 2026 Results
UNITED AIRLINES HOLDINGS, INC.
PASSENGER REVENUE INFORMATION AND STATISTICS (UNAUDITED)

Information is as follows (in millions, except for percentage changes):

	3Q 2026 Passenger Revenue	Passenger Revenue vs. 3Q 2025	Passenger Revenue per Available Seat Mile ("PRASM") vs. 3Q 2025	Yield vs. 3Q 2025	Available Seat Miles ("ASMs") vs. 3Q 2025	3Q 2026 ASMs	3Q 2026 Revenue Passenger Miles ("RPMs")
Domestic	$9,708	19.9%	14.5%	15.7%	4.7%	48,854	41,241

Europe	3,324	13.3%	15.8%	16.7%	(2.1%)	18,663	15,774
Middle East/India/Africa	287	(17.3%)	30.3%	30.9%	(36.5%)	1,451	1,235
Atlantic	3,611	10.1%	16.9%	17.8%	(5.8%)	20,114	17,009
Pacific	1,583	16.5%	10.9%	10.8%	5.0%	11,633	9,130
Latin America	1,339	24.2%	30.5%	27.4%	(4.9%)	7,937	6,898
International	6,533	14.3%	17.4%	17.4%	(2.7%)	39,684	33,037

Consolidated	$16,241	17.6%	16.1%	16.8%	1.3%	88,538	74,278

Select operating statistics are as follows:

	Three Months Ended September 30,		% Increase/ (Decrease)		Nine Months Ended September 30,		% Increase/ (Decrease)
	2026	2025			2026	2025
Passengers (thousands) (a)	49,527	48,382	2.4		140,705	135,374	3.9
RPMs (millions) (b)	74,278	73,769	0.7		210,428	203,374	3.5
ASMs (millions) (c)	88,538	87,417	1.3		253,516	246,919	2.7
Passenger load factor: (d)
Consolidated	83.9%	84.4%	(0.5)	pts.	83.0%	82.4%	0.6	pts.
Domestic	84.4%	85.4%	(0.9)	pts.	83.3%	83.3%	—	pts.
International	83.2%	83.3%	—	pts.	82.6%	81.2%	1.4	pts.
PRASM (cents)	18.34	15.80	16.1		17.95	16.00	12.2
Total revenue per available seat mile ("TRASM") (cents)	20.19	17.42	15.9		19.78	17.69	11.9
Average yield per RPM (cents) (e)	21.86	18.73	16.8		21.63	19.43	11.3
Cargo revenue ton miles (millions) (f)	936	890	5.2		2,746	2,663	3.1
Aircraft in fleet at end of period	1,575	1,486	6.0		1,575	1,486	6.0
Average stage length (miles) (g)	1,468	1,509	(2.7)		1,464	1,491	(1.8)
Employee headcount, as of September 30 (thousands)	117.9	111.9	5.4		117.9	111.9	5.4
Cost per ASM ("CASM") (cents)	18.56	15.82	17.3		18.39	16.34	12.5
CASM-ex (cents) (h)	13.09	12.15	7.8		13.36	12.53	6.6
Average aircraft fuel price per gallon	$3.90	$2.43	60.3		$3.65	$2.43	50.4
Fuel gallons consumed (millions)	1,243	1,233	0.8		3,555	3,488	1.9
(a) The number of revenue passengers measured by each flight segment flown.
(b) The number of scheduled miles flown by revenue passengers.
(c) The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.
(d) RPMs divided by ASMs.
(e) The average passenger revenue received for each RPM flown.
(f) The number of cargo revenue tons transported multiplied by the number of miles flown.
(g) Average distance a flight travels weighted for size of aircraft.
(h) CASM-ex is CASM less the impact of fuel expense, profit sharing, special charges and third-party business expenses. See NON-GAAP FINANCIAL INFORMATION for a reconciliation of CASM-ex to CASM, the most comparable GAAP measure.

United Airlines Reports Third-Quarter 2026 Results
UNITED AIRLINES HOLDINGS, INC.
2 NON-GAAP FINANCIAL INFORMATION
UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and non-GAAP financial measures. The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons among current, past and future periods.
Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
The information below provides an explanation of certain adjustments reflected in the non-GAAP financial measures and shows a reconciliation of non-GAAP financial measures reported in this press release to the most directly comparable GAAP financial measures. Within the financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages, ratios and earnings per share amounts presented are calculated from the underlying amounts.
CASM-ex: CASM is a common metric used in the airline industry to measure an airline's cost structure and efficiency. UAL reports CASM excluding special charges, third-party business expenses, fuel expense, and profit sharing. UAL believes that adjusting for special charges is useful to investors because those items are not indicative of UAL's ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, flight academy, ground handling and catering services for third parties, provides more meaningful disclosure because these expenses are not directly related to UAL's core business. UAL also believes that excluding fuel expense from certain measures is useful to investors because it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because it believes that this exclusion allows investors to better understand and analyze UAL's operating cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.
Adjusted EBITDA and Adjusted EBITDAR: We calculate Adjusted EBITDA by adding interest, taxes, depreciation and amortization to net income and adjusting for special charges, nonoperating unrealized (gains) losses on investments, net and nonoperating debt extinguishment and modification fees. UAL believes that adjusting for these items is useful to investors because they are not indicative of UAL's ongoing performance. Adjusted EBITDA is further adjusted by the fixed portion of operating lease expense to calculate Adjusted EBITDAR to provide investors with enhanced comparability to our peers and better reflect our performance.
Adjusted Capital Expenditures: UAL believes that adjusting capital expenditures for assets acquired through the issuance or modification of debt, finance leases and other financial liabilities is useful to investors in order to appropriately reflect the total amounts spent on capital expenditures.
Free Cash Flow: We define free cash flow as the sum of net cash from operating activities and net cash from investing activities, adjusted for the net change in short-term investments and the net change in restricted cash. We believe adjusting for short-term investments and restricted cash activity provides investors a better understanding of the company's free cash flow generated by our core operations. We also believe our methodology provides investors with enhanced comparability to our peers and better reflects our performance.
Adjusted Total Debt and Adjusted Net Debt: Adjusted total debt is a non-GAAP financial measure that includes current and long-term debt, finance lease obligations and other financial liabilities, current and noncurrent operating lease obligations and noncurrent pension and postretirement obligations. Adjusted net debt is adjusted total debt minus cash, cash equivalents and short-term investments. UAL provides adjusted total debt and adjusted net debt because we believe these measures provide useful supplemental information for assessing the company's debt and debt-like obligation profile.
Net Leverage: Net leverage is a non-GAAP financial measure that is equal to adjusted net debt divided by trailing twelve month Adjusted EBITDAR. UAL provides net leverage because we believe it provides useful supplemental information for assessing the company's debt level. See the above descriptions of Adjusted Net Debt and Adjusted EBITDAR.

	Three Months Ended September 30,		% Increase/ (Decrease)	Nine Months Ended September 30,		% Increase/ (Decrease)
CASM-ex (in cents, except for percentage changes)	2026	2025		2026	2025
CASM (GAAP)	18.56	15.82	17.3	18.39	16.34	12.5
Fuel expense	5.47	3.43	59.5	5.13	3.43	49.3
Profit sharing	0.17	0.26	(36.7)	0.12	0.19	(37.2)
Third-party business expenses	0.07	0.07	10.6	0.08	0.08	(3.1)
Special charges (credits)	(0.24)	(0.08)	NM	(0.30)	0.11	NM
CASM-ex (Non-GAAP)	13.09	12.15	7.8	13.36	12.53	6.6

United Airlines Reports Third-Quarter 2026 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
Adjusted EBITDA and Adjusted EBITDAR (in millions)	2026	2025	2026	2025	2026	2025
Net income (GAAP)	$1,029	$949	$2,533	$2,309	$3,577	$3,295
Adjusted for:
Depreciation and amortization	777	730	2,295	2,191	3,044	2,950
Interest expense, net of capitalized interest and interest income	146	136	419	424	552	569
Income tax expense	282	306	675	672	956	994
Special charges (credits)	(215)	(73)	(749)	266	(757)	335
Nonoperating unrealized (gains) losses on investments, net	13	13	(13)	8	(26)	47
Nonoperating debt extinguishment and modification fees	—	20	6	20	6	39
Adjusted EBITDA (non-GAAP)	$2,032	$2,081	$5,165	$5,890	$7,350	$8,229
Adjusted EBITDA margin (non-GAAP)	11.4%	13.7%	10.3%	13.5%	11.2%	14.1%

Adjusted EBITDA (non-GAAP)	$2,032	$2,081	$5,165	$5,890	$7,350	$8,229
Fixed portion of operating lease expense	275	221	790	654	1,028	866
Adjusted EBITDAR (non-GAAP)	$2,308	$2,302	$5,955	$6,545	$8,379	$9,095

	Three Months Ended September 30,		Nine Months Ended September 30,
Adjusted Capital Expenditures (in millions)	2026	2025	2026	2025
Capital expenditures, net of flight equipment purchase deposit returns (GAAP)	$2,139	$1,464	$5,154	$3,984
Property and equipment acquired through the issuance or modification of debt, finance leases and other financial liabilities	54	—	140	(52)
Operating leases converted to finance leases	—	417	66	417
Adjusted capital expenditures (Non-GAAP)	$2,193	$1,881	$5,360	$4,349

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
Free Cash Flow (in millions)	2026	2025	2026	2025	2026	2025
Net cash provided by operating activities (GAAP)	$465	$1,218	$6,874	$7,145	$8,160	$9,370
Net cash used in investing activities (GAAP)	(3,839)	(1,743)	(7,192)	(4,785)	(8,758)	(6,500)
Adjusted for:
Net change in short-term investments	1,534	337	1,707	893	1,405	1,247
Net change in restricted cash	(4)	35	(7)	36	(5)	74
Free cash flow (Non-GAAP)	$(1,843)	$(153)	$1,382	$3,289	$802	$4,191

	September 30,		Increase/ (Decrease)
Adjusted Total Debt, Adjusted Net Debt and Net Leverage (in millions, except ratios)	2026	2025
Debt, finance lease obligations and other financial liabilities - current and noncurrent (GAAP)	$26,398	$25,428	$970
Operating lease obligations - current and noncurrent	7,897	5,894	2,003
Pension and postretirement liabilities - noncurrent	825	974	(148)
Adjusted total debt (Non-GAAP)	$35,120	$32,296	2,824
Less: Cash and cash equivalents	$6,648	$6,730	(81)
Short-term investments	8,005	6,599	1,405
Adjusted net debt (Non-GAAP)	$20,467	$18,967	1,500
Net leverage (Non-GAAP)	2.4	2.1	0.4	pts.

United Airlines Reports Third-Quarter 2026 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

	Three Months Ended September 30,		% Increase/ (Decrease)		Nine Months Ended September 30,		% Increase/ (Decrease)
(in millions, except for percentage changes and per share data)	2026	2025			2026	2025
Operating expenses (GAAP)	$16,429	$13,830	18.8		$46,617	$40,345	15.5
Special charges (credits)	(215)	(73)	NM		(749)	266	NM
Operating expenses, excluding special charges	16,645	13,903	19.7		47,366	40,079	18.2
Adjusted to exclude:
Fuel expense	4,843	2,997	61.6		12,993	8,473	53.3
Profit sharing	146	228	(35.9)		296	459	(35.6)
Third-party business expenses	66	59	12.0		199	200	(0.5)
Adjusted operating expenses (Non-GAAP)	$11,589	$10,619	9.1		$33,878	$30,947	9.5

Operating income (GAAP)	$1,446	$1,395	3.6		$3,539	$3,328	6.4
Special charges (credits)	(215)	(73)	NM		(749)	266	NM
Adjusted operating income (Non-GAAP)	$1,231	$1,322	(6.9)		$2,790	$3,594	(22.4)

Operating margin	8.1%	9.2%	(1.1)	pts.	7.1%	7.6%	(0.6)	pts.
Adjusted operating margin (Non-GAAP)	6.9%	8.7%	(1.8)	pts.	5.6%	8.2%	(2.7)	pts.

Pre-tax income (GAAP)	$1,311	$1,255	4.5		$3,208	$2,981	7.6
Adjusted to exclude:
Special charges (credits)	(215)	(73)	NM		(749)	266	NM
Unrealized (gains) losses on investments, net	13	13	NM		(13)	8	NM
Debt extinguishment and modification fees	—	20	NM		6	20	NM
Adjusted pre-tax income (Non-GAAP)	$1,109	$1,215	(8.7)		$2,451	$3,276	(25.2)

Pre-tax margin (GAAP)	7.3%	8.2%	(0.9)	pts.	6.4%	6.8%	(0.4)	pts.
Adjusted pre-tax margin (Non-GAAP)	6.2%	8.0%	(1.8)	pts.	4.9%	7.5%	(2.6)	pts.

Net income (GAAP)	$1,029	$949	8.5		$2,533	$2,309	9.7
Adjusted to exclude:
Special charges (credits)	(215)	(73)	NM		(749)	266	NM
Unrealized (gains) losses on investments, net	13	13	NM		(13)	8	NM
Debt extinguishment and modification fees	—	20	NM		6	20	NM
Income tax expense (benefit) on adjustments, net	6	—	NM		95	(127)	NM
Adjusted net income (Non-GAAP)	$833	$909	(8.4)		$1,871	$2,477	(24.5)

Diluted earnings per share (GAAP)	$3.14	$2.90	8.3		$7.74	$7.02	10.3
Adjusted to exclude:
Special charges (credits)	(0.66)	(0.22)	NM		(2.29)	0.81	NM
Unrealized (gains) losses on investments, net	0.04	0.04	NM		(0.04)	0.03	NM
Debt extinguishment and modification fees	—	0.06	NM		0.02	0.06	NM
Income tax expense (benefit) on adjustments, net	0.02	—	NM		0.29	(0.39)	NM
Adjusted diluted earnings per share (Non-GAAP)	$2.54	$2.78	(8.6)		$5.72	$7.53	(24.0)

United Airlines Reports Third-Quarter 2026 Results
UNITED AIRLINES HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	September 30, 2026 (UNAUDITED)	December 31, 2025
ASSETS
Cash and cash equivalents	$6,648	$5,942
Short-term investments	8,005	6,298
Receivables, net	2,636	2,391
Aircraft fuel, spare parts and supplies, net	1,954	1,556
Prepaid expenses and other	746	671
Total current assets	19,988	16,857
Operating property and equipment, net	49,368	46,121
Operating lease right-of-use assets	6,992	4,958
Goodwill	4,527	4,527
Intangible assets, net	2,641	2,655
Investments in affiliates and other, net	1,604	1,330
Total noncurrent assets	65,132	59,591
Total assets	$85,120	$76,448

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$5,403	$4,567
Accrued salaries and benefits	3,007	3,900
Advance ticket sales	10,672	8,131
Frequent flyer deferred revenue	4,084	3,721
Current maturities of long-term debt, finance leases, and other financial liabilities	1,848	4,426
Current maturities of operating leases	934	631
Other	691	757
Total current liabilities	26,639	26,133
Long-term debt, finance leases, and other financial liabilities	24,550	20,562
Long-term obligations under operating leases	6,962	5,417
Frequent flyer deferred revenue	3,881	4,056
Pension and postretirement benefit liability	825	1,058
Deferred income taxes	3,093	2,463
Other	1,415	1,478
Total noncurrent liabilities	40,727	35,033
Total stockholders' equity	17,754	15,282
Total liabilities and stockholders' equity	$85,120	$76,448

United Airlines Reports Third-Quarter 2026 Results
UNITED AIRLINES HOLDINGS, INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

(in millions)	Nine Months Ended September 30,
	2026	2025
Operating Activities:
Net cash provided by operating activities	$6,874	$7,145

Investing Activities:
Capital expenditures, net of flight equipment purchase deposit returns	(5,154)	(3,984)
Purchases of short-term and other investments	(7,583)	(6,454)
Proceeds from sale of short-term and other investments	5,779	5,654
Proceeds from sale of property and equipment	54	63
Other, net	(289)	(64)
Net cash used in investing activities	(7,192)	(4,785)

Financing Activities:
Proceeds from issuance of debt and other financial liabilities, net of discounts and fees	6,698	485
Payments of long-term debt, finance leases and other financial liabilities	(5,541)	(4,196)
Repurchases of common stock	(27)	(610)
Other, net	(98)	(114)
Net cash provided by (used in) financing activities	1,031	(4,436)
Net increase (decrease) in cash, cash equivalents and restricted cash	713	(2,075)
Cash, cash equivalents and restricted cash at beginning of the period	6,081	8,946
Cash, cash equivalents and restricted cash at end of the period (a)	$6,794	$6,871

Investing and Financing Activities Not Affecting Cash:
Right-of-use assets acquired or modified through operating leases	$2,488	$1,382
Property and equipment acquired through the issuance or modification of debt, finance leases and other financial liabilities	140	(52)
Operating leases converted to finance leases	66	417
Investment interests received in exchange for loans, goods and services	60	16

(a) The following table provides a reconciliation of cash, cash equivalents and restricted cash to amounts reported within the condensed consolidated balance sheets:

Cash and cash equivalents	$6,648	$6,730
Restricted cash in Investments in affiliates and other, net	146	141
Total cash, cash equivalents and restricted cash	$6,794	$6,871

United Airlines Reports Third-Quarter 2026 Results
UNITED AIRLINES HOLDINGS, INC.
NOTES (UNAUDITED)

Special charges (credits) and unrealized (gains) losses on investments, net include the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2026	2025	2026	2025
Operating:
Labor contract ratification bonuses	$(2)	$—	$182	$561
(Gains) losses on sale of assets and other special charges	(213)	(73)	(931)	(295)
Total operating special charges (credits)	(215)	(73)	(749)	266

Nonoperating:
Nonoperating unrealized (gains) losses on investments, net	13	13	(13)	8
Nonoperating debt extinguishment and modification fees	—	20	6	20
Total nonoperating special charges and unrealized (gains) losses on investments, net	13	33	(8)	28
Total operating and nonoperating special charges (credits) and unrealized (gains) losses on investments, net	(202)	(40)	(757)	295
Income tax expense (benefit), net of valuation allowance	6	—	95	(127)
Total operating and nonoperating special charges (credits) and unrealized (gains) losses on investments, net of income taxes	$(197)	$(40)	$(662)	$168
During the nine months ended September 30, 2026, the company recorded $182 million of expense associated with the recently ratified agreements with the company's flight attendants represented by the Association of Flight Attendants ("AFA") and the company's fleet technical instructors, storekeepers, maintenance instructors and security officers represented by the International Association of Machinists and Aerospace Workers. During the nine months ended September 30, 2025, the company recorded a $561 million special charge in connection with the then-existing tentative agreement with its flight attendants represented by the AFA.
During the three and nine months ended September 30, 2026, the company recorded $213 million and $931 million, respectively, of net gains on sale of assets and other special charges, which were primarily comprised of $294 million and $1.1 billion, respectively, of gains on various aircraft sale-leaseback transactions. During the three and nine months ended September 30, 2025, the company recorded $73 million and $295 million, respectively, of net gains on sale of assets and other special charges, which were primarily comprised of $75 million and $336 million, respectively, of gains on various aircraft sale-leaseback transactions.
The company's effective tax rates were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Effective tax rate	21.5%	24.4%	21.0%	22.5%
The provision for income taxes is based on the estimated annual effective tax rate, which represents a blend of federal, state and foreign taxes and includes the impact of certain nondeductible items. The decrease in the effective tax rates in the three and nine months ended September 30, 2026, as compared to the same period in 2025, was primarily due to a release of valuation allowance related to realized capital gains.
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